Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MARCH CASH DISTRIBUTION

DALLAS, Texas, March 21, 2016 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.013045 per unit, payable on April 14, 2016, to unit holders of record on March 31, 2016.

This month’s distribution decreased slightly from the previous month due to a decrease in the pricing of both oil and gas on the Texas Royalty Properties, whereas the Waddell Ranch Properties were in deficit this month and contributed nothing to this month’s distribution.

WADDELL RANCH

Production for the underlying properties at the Waddell Ranch was 82,124 barrels of oil and 444,877 Mcf of gas. The production for the Trust’s allocated portion of the Waddell Ranch was (13,157) barrels of oil and (75,794) Mcf of gas. The average price for oil was $28.52 per bbl and for gas was $1.94 per Mcf. This would primarily reflect production and pricing for the month of January for oil and the month of December for gas. These allocated volumes were significantly impacted by the pricing of both oil and gas.

This production and pricing for the Underlying Properties resulted in revenues for the Waddell Ranch Properties of $3,205,754. Deducted from these would be the Lease Operating Expense (LOE) of $1,873,046, taxes of $340,633 and Capital Expenditures (CAPEX) of $429,194 totaling $2,642,874 resulting in a Net Profit of $562,881 for the month of February. With the Trust’s Net Profit Interest (NPI) of 75% of the underlying properties, this would result in a net contribution by the Waddell Ranch Properties of $422,160 to this month’s distribution. This amount along with the negative deficit carryover from prior periods brings deficit to be recouped to ($497,560). There is no distribution from the Waddell Ranch’s NPI for this month.

ConocoPhillips has revised the 2016 capital expenditure budget which will total $2.45 million for the entire Waddell Ranch Project and $1.08 million net to the Trust. There will be no new drilled wells, no recompletions, and only some facilities projects.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil(bbls)	Gas(Mcf)	Oil(bbls)		Gas(Mcf)		Oil(per bbl)	Gas(perMcf)
Current Month
Waddell Ranch	82,124	444,877	(13,157	)*	(75,794	)*	$28.52	$1.94	**
Texas Royalty Prop	27,141	33,880	25,784	*	32,186	*	$33.20	$3.72	**

Prior Month
Waddell Ranch	76,919	436,864	(21,361	)*	(126,322	)*	$33.53	$1.97	**
Texas Royalty Prop	25,819	32,680	24,528	*	31,046	*	$35.78	$3.32	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 27,141 barrels of oil and 33,880 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 25,784 barrels of oil and 32,186 Mcf of gas. The average price for oil was $33.20 per bbl and for gas was $3.72 per Mcf. This would primarily reflect production and pricing for the month of January for oil and the month of December for gas. These allocated volumes were impacted by the pricing of both oil and gas.

This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,027,139. Deducted from these would be taxes totaling $196,102 resulting in a Net Profit of $831,037 for the month of February. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $789,485 to this month’s distribution.

General and Administrative Expenses deducted for the month were $181,515 resulting in a distribution of $608,026 to 46,608,796 units outstanding, or $.013045 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2015 tax information packets were mailed directly to unitholders in early March 2016. A copy of Permian’s 2015 tax information booklet has been posted on Permian’s website. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unitholder tax preparation, both the income and expense and the depletion calculators are now updated on Permian’s website for 2015 tax reporting.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permian.com/. The new toll free number customer service number for the trust is 1-855-588-7839.

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Contact:	Ron Hooper
Senior Vice President
Southwest Bank, Trustee
Toll Free – 1.855.588.7839